EXHIBIT 99.1
FirstCash Reports Fourth Quarter and Full-Year Earnings Results;
Declares Quarterly Cash Dividend
_________________________________________________________________________________________

Fort Worth, Texas (February 8, 2022) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and growing provider of technology-driven retail point-of-sale payment solutions, today announced operating results for the fourth quarter and full-year ended December 31, 2021. In addition, the Board of Directors declared a $0.30 per share quarterly cash dividend to be paid in February 2022.

As previously announced on December 17, 2021, the Company completed its acquisition of American First Finance (“AFF”), establishing FirstCash’s entry into the large and growing lease-to-own and retail point-of-sale (“POS”) payment space.

Mr. Rick Wessel, chief executive officer, stated, “Our fourth quarter results were outstanding, with strong revenue growth driving a 43% increase in U.S. pawn segment earnings and a 19% increase in Latin America pawn segment earnings compared to last year. As we begin a new year, pawn receivables and inventories have recovered to near normalized levels in most of our 2,800-plus locations. With the improving store performance and additional expected accretion from 2021 store openings and acquisitions, we expect continued growth in revenue and earnings from pawn operations in 2022. With the AFF transaction complete, we are going to the market with a diversified product offering, which is expected to provide significant additional revenue and earnings momentum in 2022.”

This release contains adjusted earnings measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2021	2020	2021	2020
Revenue	$501,774	$392,158	$501,774	$392,158
Net income	$29,371	$32,726	$63,472	$34,532
Diluted earnings per share	$0.70	$0.79	$1.52	$0.84
EBITDA (non-GAAP measure)	$60,026	$60,848	$102,289	$62,105
Weighted-average diluted shares	41,720	41,331	41,720	41,331

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2021	2020	2021	2020
Revenue	$1,698,965	$1,631,284	$1,698,965	$1,631,284
Net income	$124,909	$106,579	$161,479	$125,153
Diluted earnings per share	$3.04	$2.56	$3.94	$3.01
EBITDA (non-GAAP measure)	$244,098	$213,608	$289,631	$236,974
Weighted-average diluted shares	41,024	41,600	41,024	41,600

Consolidated Earnings Highlights
•Diluted earnings per share for the fourth quarter decreased 11% on a GAAP basis primarily due to non-recurring AFF transaction costs and other purchase accounting impacts related to the acquisition. Adjusted non-GAAP earnings per share increased 81% compared to the prior-year quarter.
•For the full year of 2021, diluted earnings per share increased 19% on a GAAP basis and increased 31% on an adjusted non-GAAP basis compared to the prior year.
•While EBITDA for the fourth quarter decreased 1% compared to the prior-year quarter, reflective of non-recurring AFF transaction and purchase accounting impacts, adjusted EBITDA increased 65% compared to the prior-year quarter. For the full year, EBITDA increased 14% while adjusted EBITDA increased 22% compared to the prior year. Importantly, fourth quarter 2021 adjusted EBITDA was up 14% over the fourth quarter two years ago in 2019, which was the last pre-pandemic comparative period. EBITDA and adjusted EBITDA are non-GAAP financial measures.
•The strength in revenue and adjusted earnings growth in the fourth quarter of 2021 was driven primarily by increased pawn receivables and inventories, leading to significant growth in revenues and profitability in both the U.S. and Latin America pawn segments versus the prior-year period:
•Consolidated retail pawn merchandise sales increased 28% in the fourth quarter and gross profit from retail sales increased 22%.
•Total pawn fees increased 13% in the fourth quarter compared to the prior-year quarter.
•U.S. pawn segment income for the fourth quarter was $73 million, an increase of 43% over the fourth quarter of the prior year. The U.S. pawn operating margin improved from 21% in the fourth quarter of 2020 to 24% in the fourth quarter of 2021.
•Latin America pawn segment income for the fourth quarter was $36 million, an increase of 19% over the fourth quarter of the prior year and 20% on a constant currency basis. The Latin America pawn operating margin improved to 22% in fourth quarter of 2021 compared to 21% in the prior year.

Acquisition of American First Finance
•On December 17, 2021, the Company completed its acquisition of AFF, a leading technology-driven retail POS payments platform primarily focused on providing lease-to-own solutions and other retail financing solutions through approximately 6,500 retail and e-commerce merchant partner locations.
•AFF’s full fourth quarter results, including the period prior to the acquisition, saw strong lease-to-own and retail finance transaction volumes with the corresponding revenue growth driven by the increase in receivable balances. Reported GAAP earnings for the brief stub period from the December 17 acquisition date through December 31 included in the Company’s consolidated results reflected certain required purchase accounting entries, primarily to establish loss reserves using expected lifetime loss methodologies. On an adjusted basis, excluding purchase accounting adjustments, AFF earnings for the 15 days post closing of the acquisition were approximately $0.07 per share, net of interest and taxes.

Pawn Acquisitions and Store Opening Highlights
•On October 18, 2021, the Company acquired a chain of 18 pawn stores in the U.S. gulf coast region with locations in southwest Florida, Alabama, Mississippi and Louisiana. FirstCash now has a total of 87 stores in the growing Florida market, and the acquisition resulted in the addition of the Company’s first two locations in Mississippi. Including this acquisition, a total of 46 U.S. pawn stores were acquired in 2021 for an aggregate purchase price of approximately $78 million.
•A total of 11 de novo pawn stores were opened in Latin America during the fourth quarter, all of which were located in Mexico.

•For the full year of 2021, a total of 107 stores were added, composed of 46 acquired U.S. stores, 60 de novo stores opened in three Latin American countries and one de novo store opened in the U.S. The Company also acquired a pawn license to add a new store in Las Vegas, Nevada which it expects to open in 2022. Including this new location, the Company will have 23 stores in the Las Vegas metro area. In addition, a total of seven stores were optimally sized and strategically relocated to improved locations.
•As of December 31, 2021, the Company operated 2,825 pawn stores, with 1,744 stores located in Latin America and 1,081 stores in the U.S. The Latin American locations include 1,656 stores in Mexico, 60 stores in Guatemala, 15 stores in Colombia and 13 stores in El Salvador.

U.S. Pawn Segment
•Segment pre-tax operating income increased 43% for the fourth quarter compared to the prior-year quarter. The resulting segment pre-tax operating margin was 24% for the fourth quarter of 2021, a significant improvement over the 21% margin for the prior-year quarter.
•Pawn receivables were up 16% in total at December 31, 2021 compared to the prior year, while same-store pawn receivables increased 13%, reflecting the continuing recovery in pawn balances from 2020 levels. Resulting pawn fees, which typically lag pawn receivables growth, were up 15% in total for the fourth quarter and up 10% on a same-store basis, as compared to the prior-year quarter.
•Retail merchandise sales for the fourth quarter of 2021 increased 29% compared to the prior-year quarter. On a same-store basis, retail sales increased 24% compared to the prior-year quarter.
•Retail sales margins remained robust at 43% in the fourth quarter, reflecting continued retail demand for value-priced pre-owned merchandise, increased buying of fresh merchandise from customers and lower levels of aged inventory, all of which reduced the need for discounting. Full-year retail sales margins increased to 44% for 2021 compared to 42% in the prior year.
•Inventories increased 45% on a year-over-year basis versus the prior year’s depleted levels and are approaching normalized, pre-COVID levels on a per store basis on the higher store count. Inventories aged greater than one year decreased to 1% versus the prior-year end period of 2%.
•Operating expenses increased 6% in total and 2% on a same-store basis compared to the prior-year quarter, reflecting increased store count and increased incentive compensation expense driven by higher revenues. For the full year, operating expenses decreased 4% in total and 6% on a same-store basis compared to the prior year, reflecting expense optimization efforts from reduced staffing levels and other operating efficiency initiatives versus the prior-year period.

Note: Certain growth rates in “Latin America Pawn Segment” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the fourth quarter of 2021 was 20.7 pesos / dollar, or flat versus the prior-year period, and for the twelve-month period ended December 31, 2021 was 20.3 pesos / dollar, a favorable change of 6% versus the comparable prior-year period.

Latin America Pawn Segment
•Segment pre-tax operating income for the fourth quarter of 2021 increased 19% (20% on a constant currency basis) over the prior-year quarter. The resulting segment pre-tax operating margin increased to 22% for the fourth quarter of 2021 (also 22% on a constant currency basis) compared to 21% in the prior-year quarter.
•Pawn receivables at December 31, 2021 increased 4% on a U.S. dollar basis compared to the prior year and 7% on a constant currency basis. On a same-store basis, pawn receivables increased 3% on a U.S. dollar basis and 6% on a constant currency basis compared to the prior year. The Company attributes slower growth in Latin American pawn receivables in part to continued record levels of currency remittances from the U.S.

•Pawn fees in the fourth quarter increased 11% in total, or 12% on a constant currency basis, as compared to the prior-year quarter. On a same-store basis, pawn fees increased 10% on a U.S. dollar basis and 11% on a constant currency basis. For the full year, pawn fees increased 16% and 10% compared to the prior year on a U.S. dollar and constant currency basis, respectively.
•Retail merchandise sales in the fourth quarter increased 25%, or 26% on a constant currency basis, compared to the prior-year quarter. Same-store retail sales increased 24% on a U.S. dollar basis and on a constant currency basis. For the full year, retail sales increased 10% and 4% on a U.S. dollar and constant currency basis, respectively, compared to the prior year.
•Retail margins were 36% in the fourth quarter of 2021 compared to 38% in 2020. For the full year, retail margins were 37% in both 2021 and 2020.
•Inventories turned 4.2 times in 2021 compared to 4.3 times in 2020, while inventories aged greater than one year decreased to 1% versus the prior-year end period of 2%.
•Same-store operating expenses increased 7% on a dollar-denominated basis and 8% on a constant currency basis, compared to the prior-year quarter as a result of lower than normal expenses in the prior year and inflationary impacts on certain expenses in the current year. For the full year, dollar-denominated and constant currency same-store operating expenses increased 6% and 1%, respectively, compared to the prior year.

Liquidity and Shareholder Returns
•In December 2021, the Company successfully completed an offering of $550 million of 5.625% senior unsecured notes due in 2030. The Company used the proceeds from the offering to finance the cash consideration and transaction expenses for the AFF acquisition, repay, in full, the outstanding debt under AFF’s credit facility, pay fees and expenses related to the note offering and reduce the outstanding balance on the Company’s revolving unsecured credit facility.
•The Board of Directors declared a $0.30 per share first quarter cash dividend on common shares outstanding, which will be paid on February 28, 2022 to stockholders of record as of February 21, 2022. This represents an annualized cash dividend of $1.20 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During 2021, the Company repurchased 688,000 shares of common stock at an aggregate cost of $50 million and an average cost per share of $72.10. The Company has $72 million remaining under its current share repurchase authorization. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.

2022 Outlook
The current operating environment continues to present uncertainties related to the COVID-19 pandemic and other macroeconomic factors such as supply chain issues, inflation and weaker consumer sentiment, all of which could have both positive and negative impacts on the Company’s operations. In particular, COVID related concerns, staffing constraints, supply chain delays and weather events year-to-date have impacted operations and traffic counts for many retailers, including the Company’s pawn stores and many of AFF’s retail merchant partners. While inflationary price increases typically drive increased demand for pawn transactions, its impact on retail sales in pawn stores and for AFF’s merchant partners are difficult to predict. Additionally, there are potential impacts around the U.S. tax refund season due to expectations for delayed timing and size of the refunds (which may decline for many households due to advance funding of child tax credits in the second half of 2021) on consumer liquidity which could affect retail sales and customer payments in the first quarter of 2022. There is also the uncertainty around consumer behavior as government stimulus programs in place in the prior year have expired. As a result of these factors, the Company is not providing 2022 earnings guidance at this time.

Despite these near-term uncertainties, the Company expects to achieve significant revenue and earnings growth in 2022 based on the following factors:
•Demand for pawn loans continues to improve, especially in the U.S., where same-store pawn receivables at January 31, 2022 were up 24% over the prior year, and same-store originations in January 2022 were up 38% over January 2021 originations. In Mexico, same-store pawn receivables at January 31, 2022 are up 4% compared to balances a year ago, with originations for the month of January 2022 up 1% compared to the same month last year.
•Pawn merchandise inventories are well positioned, having essentially normalized to pre-COVID levels with very limited amounts of aged inventory. The Company expects the improved inventory position to drive increased sales in 2022, although the Company’s sales thus far in 2022 have been temporarily impacted by reduced customer traffic, weather events and other COVID-related operational challenges in the Company’s pawn stores.
•The new retail POS payment solutions segment (AFF) is expected to drive significant revenue and earnings growth from its lease-to-own and retail finance products in 2022. While the Company believes that many of AFF’s retail partners faced retailing issues described above, which negatively impacted the volume of AFF’s lease-to-own and credit transactions in January, it continues to expect full year 2022 adjusted EBITDA accretion from AFF of 30% or more.
•AFF’s estimated lease and loan loss reserves reflect continued normalization to higher pre-pandemic loss rates while also considering the potential impact of reduced U.S. tax refunds as previously noted above. As an additional point of reference for AFF’s expected 2022 results, first quarter and early second quarter results will also reflect a normal seasonal increase in loss provisioning rates for originations for the few months after the tax refund season consistent with historical lifetime loss rates under CECL accounting methodologies.
•The Company expects up to 60 new store additions for the full year 2022, primarily in Latin America, and will continue to seek and evaluate accretive pawn acquisitions across all of its existing markets. In addition, the Company continues to optimize its footprint in Mexico through strategic consolidations of overlapping acquired stores.
•Inflationary economic environments typically benefit the Company by driving increased customer demand for value priced products and lending services in pawn stores. Of note, over 50% of the Company’s pawn collateral and inventories are held in gold. At the same time, the Company expects to see increases in wages and other operating costs in 2022, particularly in Mexico, where the government recently raised the federal minimum wage and increased certain other statutory employer funded benefits.
•For the full year of 2022, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%.
•The current trading level for the Mexican peso to the U.S. dollar is approximately 20.7 to 1, which is a slight headwind to the average rate in 2021 of 20.3 to 1. Each full point in the exchange rate represents an approximate $0.08 impact on earnings per share.

Additional Commentary and Analysis

Mr. Wessel further commented on the 2021 results, “Our fourth quarter and full year results again demonstrated the resiliency and durability of our core pawn business. The strong fourth quarter profitability and operational metrics, such as pawn receivable growth, retail margins, inventory turns and segment profitability, reflected increased consumer demand for pawn loans and value-priced merchandise along with superb operational focus and discipline on the part of our pawnbrokers.

“FirstCash continued to invest in the long-term growth of its pawn business through the opening and acquisition of more pawn stores in 2021. The addition of 47 U.S. stores, primarily through highly accretive acquisitions, was the highest U.S. annual store count increase since the merger with Cash America in 2016. In Latin America, we continued to add de novo locations, with 60 openings in three countries despite continued logistical and supply chain challenges in 2021. The Company also acquired the underlying real estate for 53 of its U.S. stores in 2021, where we now own over 20% of our domestic locations. We believe that owning this real estate is a solid strategic decision for protecting high performance locations in addition to reducing long-term occupancy costs.

“Our core pawn business is well-positioned for further expected growth in 2022, driven by continued store additions and increased same-store pawn receivables and inventories. Additionally, we believe that we can maintain margin strength given our current inventory quality and freshness. Despite January’s operational challenges from COVID in most markets and weather events in certain U.S. regions, we are seeing especially strong year-over-year growth in pawn receivables and pawn fees thus far in 2022.

“Since closing the AFF transaction in December, we are rapidly integrating our senior management teams and continue to see long-term opportunities for revenue synergies and operating efficiencies across both our pawn and retail POS payment solutions platforms. More importantly, we believe in the long-term prospects for AFF’s operations to be highly accretive to the consolidated earnings and cash flows of FirstCash as we expand and diversify our platforms for serving credit-constrained consumers.

“We are confident in our ability to drive additional revenue and growth in 2022. Our balance sheet and cash flow generation remain strong and position us well to grow earning assets and store locations while continuing to pay dividends, purchase real estate and make stock repurchases. I would like to thank our 17,000 employees who make this all possible,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of more than 6,500 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www/americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. The forward-looking statements contained in this release include, without limitation, statements related to the Company’s expectations for its performance and growth in 2022, the anticipated benefits of the AFF transaction, the anticipated impact of the transaction on the combined company’s business and future financial and operating results and the Company’s goals, plans and projections with respect to its operations, financial position and business strategy.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks associated with the CFPB lawsuit filed against the Company, including the incurrence of meaningful expenses, reputational damage, monetary damages and other penalties, risks relating to the AFF transaction, including the failure of the transaction to deliver the estimated value and benefits expected by the Company, the incurrence of unexpected future costs, liabilities or obligations as a result of the transaction, the effect of the transaction on the ability of the Company to retain and hire personnel and maintain relationships with retail partners, consumers and others with whom the Company and AFF do business, the ability of the Company to successfully integrate AFF’s operations, the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to AFF’s business, risks related to the COVID-19 pandemic, which include risks and uncertainties related to the current unknown duration and severity of the COVID-19 pandemic, the impact of governmental responses that have been, and may in the future be, imposed in response to the pandemic, including stimulus programs which could adversely impact demand for pawn loans and AFF’s lease-to-own and retail finance products, potential changes in consumer behavior and shopping patterns which could impact demand for both the Company’s pawn loan, retail and retail finance products, labor shortages and increased labor costs, inflation, a deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending, currency fluctuations, primarily involving the Mexican peso and those other risks discussed and described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2021, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and in the other reports filed with the SEC, including the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2021. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Retail merchandise sales	$327,914	$256,507	$1,134,249	$1,075,518
Pawn loan fees	128,986	113,842	475,782	457,517
Leased merchandise income	22,720	—	22,720	—
Interest and fees on finance receivables	9,024	13	9,024	2,016
Wholesale scrap jewelry sales	13,130	21,796	57,190	96,233
Total revenue	501,774	392,158	1,698,965	1,631,284

Cost of revenue:
Cost of retail merchandise sold	194,830	147,651	663,464	641,087
Depreciation of leased merchandise	12,826	—	12,826	—
Provision for lease losses	5,442	—	5,442	—
Provision for loan losses (1)	48,952	(8)	48,952	(488)
Cost of wholesale scrap jewelry sold	11,472	18,524	49,129	79,546
Total cost of revenue	273,522	166,167	779,813	720,145

Net revenue	228,252	225,991	919,152	911,139

Expenses and other income:
Operating expenses	149,761	135,546	564,832	562,158
Administrative expenses	22,654	25,289	111,259	110,931
Depreciation and amortization	13,175	10,681	45,906	42,105
Interest expense	9,997	7,391	32,386	29,344
Interest income	(276)	(331)	(696)	(1,540)
Loss (gain) on foreign exchange	188	(755)	436	884
Merger and acquisition expenses	14,185	1,107	15,449	1,316
Gain on revaluation of contingent acquisition consideration (2)	(17,871)	—	(17,871)	—
Impairments and dispositions of certain other assets	(691)	3,956	949	10,505
Loss on extinguishment of debt	—	—	—	11,737
Total expenses and other income	191,122	182,884	752,650	767,440

Income before income taxes	37,130	43,107	166,502	143,699

Provision for income taxes	7,759	10,381	41,593	37,120

Net income	$29,371	$32,726	$124,909	$106,579

Certain amounts in the consolidated statements of income for the three months and year ended December 31, 2020 have been reclassified in order to conform to the 2021 presentation.

(1)Includes $44 million expense to establish the initial allowance for expected lifetime credit losses for acquired finance receivables of AFF. See “Retail POS Payment Solutions Segment Results” below.

(2)Gain resulting from decrease in the estimated fair value of the liability for contingent AFF purchase price consideration resulting from the increase in the Company’s stock price between the acquisition closing date of December 17, 2021 and the closing year end price as of December 31, 2021.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$120,046	$65,850
Accounts receivable, net	55,356	41,110
Pawn loans	347,973	308,231
Finance receivables, net (1)	181,021	—
Inventories	263,311	190,352
Leased merchandise, net (1)	143,944	—
Income taxes receivable	11,139	9,634
Prepaid expenses and other current assets	12,288	9,388
Total current assets	1,135,078	624,565

Property and equipment, net	462,526	373,667
Operating lease right of use asset	306,061	298,957
Goodwill	1,528,233	977,381
Intangible assets, net	388,184	83,651
Other assets	8,531	9,818
Deferred tax assets	5,614	4,158
Total assets	$3,834,227	$2,372,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$239,519	$81,917
Customer deposits and prepayments	57,310	34,719
Income taxes payable	3,387	1,148
Lease liability, current	90,570	88,622
Total current liabilities	390,786	206,406

Revolving unsecured credit facilities	259,000	123,000
Senior unsecured notes	1,033,904	492,916
Deferred tax liabilities	125,294	71,173
Lease liability, non-current	203,166	194,887
Other liabilities	13,950	—
Total liabilities	2,026,100	1,088,382

Stockholders’ equity:
Common stock	573	493
Additional paid-in capital	1,724,956	1,221,788
Retained earnings	866,679	789,303
Accumulated other comprehensive loss	(131,299)	(118,432)
Common stock held in treasury, at cost	(652,782)	(609,337)
Total stockholders’ equity	1,808,127	1,283,815
Total liabilities and stockholders’ equity	$3,834,227	$2,372,197

The balance sheet is subject to change as the Company finalizes the analysis of the fair value of the assets acquired and liabilities assumed as of the date of the AFF Acquisition.

(1)See reconciliation of as reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Reconciliations of non-GAAP Financial Measures to GAAP Financial Measures” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expense of pawn store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expense of certain operations focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF.

U.S. Pawn Segment Results

The following table details earning assets, which consist of pawn loans and inventories, as well as other earning asset metrics of the U.S. pawn segment as of December 31, 2021 as compared to December 31, 2020 (dollars in thousands, except as otherwise noted):

	As of December 31,
	2021	2020	Increase
U.S. Pawn Segment
Earning assets:
Pawn loans	$256,311	$220,391	16%
Inventories	197,486	136,109	45%
	$453,797	$356,500	27%

Average outstanding pawn loan amount (in ones)	$222	$198	12%

Composition of pawn collateral:
General merchandise	34%	33%
Jewelry	66%	67%
	100%	100%

Composition of inventories:
General merchandise	45%	46%
Jewelry	55%	54%
	100%	100%

Percentage of inventory aged greater than one year	1%	2%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	3.2 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the three months ended December 31, 2021 as compared to the three months ended December 31, 2020 (dollars in thousands):

	Three Months Ended
	December 31,		Increase /
	2021	2020	(Decrease)
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$211,906	$163,753	29%
Pawn loan fees	85,337	74,500	15%
Wholesale scrap jewelry sales	6,946	7,678	(10)%
Interest and fees on finance receivables (1)	—	13	(100)%
Total revenue	304,189	245,944	24%

Cost of revenue:
Cost of retail merchandise sold	120,584	90,075	34%
Cost of wholesale scrap jewelry sold	6,208	6,830	(9)%
Provision for loan losses (1)	—	(8)	100%
Total cost of revenue	126,792	96,897	31%

Net revenue	177,397	149,047	19%

Segment expenses:
Operating expenses	98,827	92,941	6%
Depreciation and amortization	5,843	5,391	8%
Total segment expenses	104,670	98,332	6%

Segment pre-tax operating income	$72,727	$50,715	43%

Operating metrics:
Retail merchandise sales margin	43%	45%
Net revenue margin	58%	61%
Segment pre-tax operating margin	24%	21%

(1)Effective June 30, 2020, the Company’s U.S. pawn segment no longer offers an unsecured consumer loan product.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the twelve months ended December 31, 2021 as compared to the twelve months ended December 31, 2020 (dollars in thousands):

	Twelve Months Ended
	December 31,		Increase /
	2021	2020	(Decrease)
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$742,374	$720,281	3%
Pawn loan fees	305,350	310,437	(2)%
Wholesale scrap jewelry sales	27,163	45,405	(40)%
Interest and fees on finance receivables (1)	—	2,016	(100)%
Total revenue	1,074,887	1,078,139	—%

Cost of revenue:
Cost of retail merchandise sold	416,039	415,938	—%
Cost of wholesale scrap jewelry sold	22,886	39,584	(42)%
Provision for loan losses (1)	—	(488)	100%
Total cost of revenue	438,925	455,034	(4)%

Net revenue	635,962	623,105	2%

Segment expenses:
Operating expenses	380,895	396,627	(4)%
Depreciation and amortization	22,234	21,743	2%
Total segment expenses	403,129	418,370	(4)%

Segment pre-tax operating income	$232,833	$204,735	14%

Operating metrics:
Retail merchandise sales margin	44%	42%
Net revenue margin	59%	58%
Segment pre-tax operating margin	22%	19%

(1)Effective June 30, 2020, the Company’s U.S. pawn segment no longer offers an unsecured consumer loan product.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

The Company’s management reviews and analyzes operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars, and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	December 31,		Favorable /
	2021	2020	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.6	19.9	(4)%
Three months ended	20.7	20.6	—%
Twelve months ended	20.3	21.5	6%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.8	1%
Three months ended	7.7	7.8	1%
Twelve months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,981	3,433	(16)%
Three months ended	3,880	3,662	(6)%
Twelve months ended	3,742	3,693	(1)%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America pawn segment as of December 31, 2021 as compared to December 31, 2020 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				December 31,
	As of December 31,		Increase /	2021	Increase
	2021	2020	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Earning assets:
Pawn loans	$91,662	$87,840	4%	$94,420	7%
Inventories	65,825	54,243	21%	67,821	25%
	$157,487	$142,083	11%	$162,241	14%

Average outstanding pawn loan amount (in ones)	$77	$78	(1)%	$79	1%

Composition of pawn collateral:
General merchandise	67%	64%
Jewelry	33%	36%
	100%	100%

Composition of inventories:
General merchandise	68%	56%
Jewelry	32%	44%
	100%	100%

Percentage of inventory aged greater than one year	1%	2%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	4.2 times	4.3 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the three months ended December 31, 2021 as compared to the three months ended December 31, 2020 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			December 31,	Increase /
	December 31,		Increase /	2021	(Decrease)
	2021	2020	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$116,008	$92,754	25%	$116,608	26%
Pawn loan fees	43,649	39,342	11%	43,875	12%
Wholesale scrap jewelry sales	6,184	14,118	(56)%	6,184	(56)%
Total revenue	165,841	146,214	13%	166,667	14%

Cost of revenue:
Cost of retail merchandise sold	74,246	57,576	29%	74,627	30%
Cost of wholesale scrap jewelry sold	5,264	11,694	(55)%	5,288	(55)%
Total cost of revenue	79,510	69,270	15%	79,915	15%

Net revenue	86,331	76,944	12%	86,752	13%

Segment expenses:
Operating expenses	46,017	42,605	8%	46,250	9%
Depreciation and amortization	4,446	4,248	5%	4,474	5%
Total segment expenses	50,463	46,853	8%	50,724	8%

Segment pre-tax operating income	$35,868	$30,091	19%	$36,028	20%

Operating metrics:
Retail merchandise sales margin	36%	38%		36%
Net revenue margin	52%	53%		52%
Segment pre-tax operating margin	22%	21%		22%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the twelve months ended December 31, 2021 as compared to the twelve months ended December 31, 2020 (dollars in thousands):

				Constant Currency Basis
				Twelve Months
				Ended
	Twelve Months Ended			December 31,	Increase /
	December 31,		Increase /	2021	(Decrease)
	2021	2020	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$391,875	$355,237	10%	$371,033	4%
Pawn loan fees	170,432	147,080	16%	161,336	10%
Wholesale scrap jewelry sales	30,027	50,828	(41)%	30,027	(41)%
Total revenue	592,334	553,145	7%	562,396	2%

Cost of revenue:
Cost of retail merchandise sold	247,425	225,149	10%	234,308	4%
Cost of wholesale scrap jewelry sold	26,243	39,962	(34)%	24,837	(38)%
Total cost of revenue	273,668	265,111	3%	259,145	(2)%

Net revenue	318,666	288,034	11%	303,251	5%

Segment expenses:
Operating expenses	179,020	165,531	8%	170,108	3%
Depreciation and amortization	17,834	15,816	13%	17,005	8%
Total segment expenses	196,854	181,347	9%	187,113	3%

Segment pre-tax operating income	$121,812	$106,687	14%	$116,138	9%

Operating metrics:
Retail merchandise sales margin	37%	37%		37%
Net revenue margin	54%	52%		54%
Segment pre-tax operating margin	21%	19%		21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

The Company completed the AFF acquisition on December 17, 2021, and the results of operations of AFF have been consolidated since the acquisition date. The Company has performed a preliminary valuation analysis of identifiable assets acquired and liabilities assumed and allocated the aggregate purchase consideration based on the preliminary fair values of those identifiable assets and liabilities.

As a result of purchase accounting, AFF’s as reported earning assets, consisting of leased merchandise and finance receivables, contain significant fair value adjustments. The fair value adjustments will be amortized over the life of the lease contracts and finance receivables acquired at the time of acquisition.

The following table provides a detail of leased merchandise as reported and as adjusted to exclude the impacts of purchase accounting as of December 31, 2021 (in thousands):

	As of December 31, 2021
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Leased merchandise, before allowance for lease losses (1)	$149,386	$53,829	$203,215
Less allowance for lease losses (2)	5,442	61,526	66,968
Leased merchandise, net	$143,944	$(7,697)	$136,247

(1)    As reported acquired leased merchandise was recorded at fair value (which includes estimates for charge-offs) in conjunction with purchase accounting. Adjustment represents the difference between the original depreciated cost and fair value of the remaining acquired leased merchandise.

(2)    As reported allowance for lease losses represents the provision for lease losses for leases originated between December 17, 2021 and December 31, 2021. Adjustment represents the remaining allowance for lease losses of acquired leased merchandise, which is included in the fair value of the acquired leased merchandise described in (1) above.

The following table provides a detail of finance receivables as reported and as adjusted to exclude the impacts of purchase accounting as of December 31, 2021 (in thousands):

	As of December 31, 2021
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Finance receivables, before allowance for loan losses (1)	$256,595	$(42,657)	$213,938
Less allowance for loan losses	75,574	—	75,574
Finance receivables, net	$181,021	$(42,657)	$138,364

(1)    As reported acquired finance receivables was recorded at fair value in conjunction with purchase accounting. Adjustment represents the difference between the original amortized cost basis and fair value of the remaining acquired finance receivables.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

AFF’s as reported results of operations also contain significant purchase accounting impacts. The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the period from December 17, 2021 through December 31, 2021 (in thousands). Operating expenses include salary and benefit expense of certain operations focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF.

	December 17, 2021 - December 31, 2021
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$22,720	$404	$23,124
Interest and fees on finance receivables	9,024	1,708	10,732
Total revenue	31,744	2,112	33,856

Cost of revenue:
Depreciation of leased merchandise	12,826	—	12,826
Provision for lease losses	5,442	—	5,442
Provision for loan losses (1)	48,952	(44,250)	4,702
Total cost of revenue	67,220	(44,250)	22,970

Net revenue	(35,476)	46,362	10,886

Segment expenses:
Operating expenses	4,917	—	4,917
Depreciation and amortization (2)	122	—	122
Total segment expenses	5,039	—	5,039

Segment pre-tax operating income	$(40,515)	$46,362	$5,847

(1)    As reported provision for loan losses includes the establishment of the initial allowance for expected lifetime credit losses for acquired finance receivables not considered purchased credit deteriorated, which is recorded as an expense in the provision for loan losses.

(2)    Amortization of identified intangible assets in the AFF acquisition are considered corporate expenses and not included in segment depreciation and amortization.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. pawn segment, Latin America pawn segment and retail POS payment solutions segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. pawn	$72,727	$50,715	$232,833	$204,735
Latin America pawn	35,868	30,091	121,812	106,687
Retail POS payment solutions (1)	(40,515)	—	(40,515)	—
Consolidated segment pre-tax operating income	68,080	80,806	314,130	311,422

Corporate expenses and other income:
Administrative expenses	22,654	25,289	111,259	110,931
Depreciation and amortization	2,764	1,042	5,716	4,546
Interest expense	9,997	7,391	32,386	29,344
Interest income	(276)	(331)	(696)	(1,540)
Loss (gain) on foreign exchange	188	(755)	436	884
Merger and acquisition expenses	14,185	1,107	15,449	1,316
Gain on revaluation of contingent acquisition consideration	(17,871)	—	(17,871)	—
Impairments and dispositions of certain other assets	(691)	3,956	949	10,505
Loss on extinguishment of debt	—	—	—	11,737
Total corporate expenses and other income	30,950	37,699	147,628	167,723

Income before income taxes	37,130	43,107	166,502	143,699

Provision for income taxes	7,759	10,381	41,593	37,120

Net income	$29,371	$32,726	$124,909	$106,579

(1)    Includes the results of operations for AFF for the period December 17, 2021 to December 31, 2021. These results are significantly impacted by certain non-recurring purchase accounting adjustments as noted in the retail POS payment solutions segment results above.

FIRSTCASH HOLDINGS, INC.
PAWN STORE COUNT ACTIVITY

The following tables detail pawn store count activity:

	Three Months Ended December 31, 2021
	U.S.	Latin America	Total
Total locations, beginning of period	1,069	1,739	2,808
New locations opened	—	11	11
Locations acquired	18	—	18
Consolidation of existing pawn locations (1)	(6)	(6)	(12)
Total locations, end of period	1,081	1,744	2,825

	Twelve Months Ended December 31, 2021
	U.S.	Latin America	Total
Total locations, beginning of period	1,046	1,702	2,748
New locations opened (2)	1	60	61
Locations acquired	46	—	46
Consolidation of existing pawn locations (1)	(12)	(18)	(30)
Total locations, end of period	1,081	1,744	2,825

(1)Store consolidations were primarily acquired locations over the past five years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

(2)In addition to new store openings, the Company strategically relocated five and two stores in the U.S. and Latin America, respectively, during the twelve months ended December 31, 2021.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses to allow more accurate comparisons of the financial results to prior periods, which include the Company’s transaction expenses incurred in connection with its acquisition of AFF. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above or below market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written-off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021		2020		2021		2020
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$29,371	$0.70	$32,726	$0.79	$124,909	$3.04	$106,579	$2.56
Adjustments, net of tax:
Merger and acquisition expenses	10,922	0.26	839	0.02	11,872	0.29	991	0.02
Non-cash foreign currency loss (gain) related to lease liability	195	0.01	(1,579)	(0.04)	451	0.01	874	0.02
AFF purchase accounting adjustments, net (1)	23,517	0.56	—	—	23,517	0.58	—	—
Impairments and dispositions of certain other assets	(533)	(0.01)	1,853	0.05	730	0.02	6,979	0.17
Loss on extinguishment of debt	—	—	—	—	—	—	9,037	0.22
Accrual of pre-merger Cash America income tax liability	—	—	693	0.02	—	—	693	0.02
Adjusted net income and diluted earnings per share	$63,472	$1.52	$34,532	$0.84	$161,479	$3.94	$125,153	$3.01

(1)Includes $34 million related to the establishment of the initial allowance for expected lifetime credit losses for purchased AFF finance receivables that are not considered credit deteriorated (non-PCD loans), which is recorded as an expense in the provision for loan losses, $2 million related to the amortization of acquired intangible assets and $2 million related to other non-cash purchase accounting adjustments, partially offset by the $14 million gain on revaluation of AFF contingent acquisition consideration (all shown net of tax).

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2021			2020
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$14,185	$3,263	$10,922	$1,107	$268	$839
Non-cash foreign currency loss (gain) related to lease liability	278	83	195	(2,256)	(677)	(1,579)
AFF purchase accounting adjustments, net	30,542	7,025	23,517	—	—	—
Impairment and dispositions of certain other assets	(691)	(158)	(533)	2,406	553	1,853
Accrual of pre-merger Cash America income tax liability	—	—	—	—	(693)	693
Total adjustments	$44,314	$10,213	$34,101	$1,257	$(549)	$1,806

	Twelve Months Ended December 31,
	2021			2020
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$15,449	$3,577	$11,872	$1,316	$325	$991
Non-cash foreign currency loss related to lease liability	644	193	451	1,249	375	874
AFF purchase accounting adjustments, net	30,542	7,025	23,517	—	—	—
Impairment and dispositions of certain other assets	949	219	730	9,064	2,085	6,979
Loss on extinguishment of debt	—	—	—	11,737	2,700	9,037
Accrual of pre-merger Cash America income tax liability	—	—	—	—	(693)	693
Total adjustments	$47,584	$11,014	$36,570	$23,366	$4,792	$18,574

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$29,371	$32,726	$124,909	$106,579
Income taxes	7,759	10,381	41,593	37,120
Depreciation and amortization	13,175	10,681	45,906	42,105
Interest expense	9,997	7,391	32,386	29,344
Interest income	(276)	(331)	(696)	(1,540)
EBITDA	60,026	60,848	244,098	213,608
Adjustments:
Merger and acquisition expenses	14,185	1,107	15,449	1,316
Non-cash foreign currency loss (gain) related to lease liability	278	(2,256)	644	1,249
AFF purchase accounting adjustments, net (1)	28,491	—	28,491	—
Impairments and dispositions of certain other assets	(691)	2,406	949	9,064
Loss on extinguishment of debt	—	—	—	11,737
Adjusted EBITDA	$102,289	$62,105	$289,631	$236,974
(1)Excludes $2 million of amortization expense related to identifiable intangible assets from the AFF acquisition for the three and twelve months ended December 31, 2021, which is already included in the add back of depreciation and amortization to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash flow from operating activities	$85,454	$44,898	$223,304	$222,264
Cash flow from investing activities:
Pawn loans, net (1)	(2,703)	(38,932)	(73,340)	105,418
Finance receivables, net	(5,844)	10	(5,844)	1,590
Purchases of furniture, fixtures, equipment and improvements	(10,414)	(9,690)	(42,022)	(37,543)
Free cash flow	66,493	(3,714)	102,098	291,729
Merger and acquisition expenses paid, net of tax benefit	10,922	840	11,872	991
Adjusted free cash flow	$77,415	$(2,874)	$113,970	$292,720

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics adjusted to exclude the impacts of purchase accounting provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables elsewhere in this release for additional reconciliation of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:    (817) 886-6998
Email:    gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:    investorrelations@firstcash.com
Website:    investors.firstcash.com